Exhibit 10.6

March 2, 2009

Dear Tom:

We are very pleased to offer you the position of Executive Vice President – Chief Financial Officer at HCP, Inc.  Your start date will be no later than May 1, 2009.   If you are unable to start by that date, this offer will be withdrawn.  This offer is contingent upon the satisfactory completion of a background check and other pre-employment screenings.  An Authorization and Disclosure Form is attached for your review and signature.  We will notify you once the pre-employment screenings have been completed.

Arrangements of your employment are as follows:

1.               Your base annual compensation is $350,000 paid on a semi-monthly basis.  Your position is exempt.

2.               Your bonus for 2009 will be $400,000 unless you resign or are discharged for misconduct prior to December 31, 2009. Thereafter, annual bonuses are discretionary. Since discretionary bonuses are paid both for performance during a year and for continued active service until the date the bonus is paid, no discretionary bonus will be paid unless you are still actively employed at the time bonuses are paid. Bonuses are typically awarded in the first quarter of the year following the year for which performance is evaluated.

3.               Performance and compensation evaluations are performed on an annual basis.

4.               You are eligible for four weeks of vacation per year, which begin accruing upon employment.   Hours for your initial month will be pro-rated based upon your start date.

5.               You are also eligible for four personal days per year, which begin accruing upon employment.  Hours for your initial month will be pro-rated based upon your start date.

6.               Upon employment, restricted common stock with a value of $750,000 (based on the closing stock price on the date of grant) will be awarded to you.  This is a “one-time” grant in the context of joining HCP.  This stock is subject to a pro rata three year annual vesting schedule.

7.               In the first quarter of 2010, you will be granted a combination of restricted stock, performance based restricted stock units and stock options with a “value upon grant” of $750,000.  Value upon grant means (i) for restricted stock or restricted stock units, the closing price of HCP’s common stock on the date of the grant times the number of shares granted plus (ii) for stock options, the value as calculated by the Black—Scholes or other similar valuation method times the number of options granted.  The equity described in this paragraph 7 is subject to a pro rata five year annual vesting schedule.

8.               On the first of the month following date of employment (or coincident with the date of employment if such date is the first business day of the month) you will be eligible for the following benefits to the extent provided to regular employees of HCP: medical, dental, vision, life and disability insurance and eligible to contribute to the 401(k) Plan.  Additionally, on the first of the month following 90 days of employment, you will be eligible to participate in the Section 125 Cafeteria Plan’s Health Care & Dependent Care Flexible Spending Plan.  You will become eligible to receive the company matching contribution for the 40l (k) Plan on the first of the month following three months of employment.

9.               HCP will reimburse you for actual documented relocation expenses as set forth in the attached addendum, but not to exceed $150,000. If not previously utilized, relocation benefits will expire in their entirety after 18 months from your start date.

10.         In addition to the relocation expenses described in paragraph 9, HCP will reimburse up to 50% (but in no event to exceed $50,000) of the amount by which the gross sales price of your primary residence in Colorado is less than the appraised value of the residence provided the sale closes within 210 days of the date of this letter. The appraisal shall be obtained by you and prepared by a licensed appraiser with appropriate experience with single family residences in your area.

11.         HCP will provide a reasonable “gross-up” for tax purposes on reimbursed expenses provided for in both paragraphs 9 and 10 and such gross-up will not be subject to the $150,000 and $50,000 caps.

You understand that you will be an employee at will and that you may quit or be transferred, reassigned, promoted, suspended, demoted and/or discharged at any time with or without cause and with or without prior notice.  No other promises or representations have been made to you.

You will also be required to sign an agreement that any employment dispute will be subject to arbitration.  Attached is the agreement for your review.

Tom, once you have had a chance to review the foregoing, please sign the enclosed copy of this letter, and return under confidential cover to me.  This offer will expire on March 4, 2009, if not earlier accepted.

Kind regards,

/s/ James F. Flaherty III

I agree to accept employment with HCP on this basis. I agree that no other promises or representations have been made to me relating to my employment other than those set forth in writing above.

Accepted by:	/s/ Thomas M. Herzog

Dated:	March 2, 2009

Attachments

Addendum to Offer Letter

Reimbursable Relocation Expenses

1.               Movement (packing, unpacking, transportation, and insurance) of household goods and personal effects.

2.               Transportation of up to two automobiles.

3.               Temporary storage of household goods and personal effects.

4.               Temporary rental and commuting (between Denver and Southern California) until the earlier of six months after your start date or 10 days after the sale of your primary residence.

5.               Normal closing costs of buying and selling primary residences (including broker’s commission, legal, title, inspection, transfer taxes/documentary stamps, survey, recording, notary, credit report, appraisal and loan origination/discount points).

6.               New residence utility connection fees.